SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No.2)

                   Under the Securities Exchange Act of 1934*

                                  Intrado, Inc.
                                  -------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    46117A100
                                    ---------
                      (CUSIP Number of Class of Securities)

                        Kenneth H. Shubin Stein, MD, CFA
                         Spencer Capital Management, LLC
                            1995 Broadway, Suite 1801
                            New York, New York 10023
                            Telephone: (212) 586-4190
                            -------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:
                            Michael A. Schwartz, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                               September 30, 2005
                               ------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 46117A100                                           Page 2 of 14 Pages
-------------------                                           ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Kenneth H. Shubin Stein, MD, CFA
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
   NUMBER OF             8      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   1,138,482
   OWNED BY           --------- ------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                    0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,138,482
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,138,482
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 46117A100                                           Page 3 of 14 Pages
-------------------                                           ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
   NUMBER OF             8      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   1,073,332
   OWNED BY           --------- ------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                    0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,073,332
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,073,332
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 46117A100                                           Page 4 of 14 Pages
-------------------                                           ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Opportunity Fund, LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
   NUMBER OF             8      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   600,877
   OWNED BY           --------- ------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                    0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                600,877
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            600,877
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 46117A100                                           Page 5 of 14 Pages
-------------------                                           ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
   NUMBER OF             8      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   600,877
   OWNED BY           --------- ------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                    0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                600,877
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            600,877
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 46117A100                                           Page 6 of 14 Pages
-------------------                                           ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Opportunity Fund, Ltd.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
   NUMBER OF             8      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   472,455
   OWNED BY           --------- ------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                    0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                472,455
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            472,455
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 46117A100                                           Page 7 of 14 Pages
-------------------                                           ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
   NUMBER OF             8      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   472,455
   OWNED BY           --------- ------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                    0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                472,455
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            472,455
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 46117A100                                           Page 8 of 14 Pages
-------------------                                           ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Columbia Avenue Capital LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e) [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Oklahoma
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
   NUMBER OF             8      SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   65,150
   OWNED BY           --------- ------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                    0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                65,150
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            65,150
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

     This Amendment No. 2 (the "Amendment") amends the Schedule 13D filed on September 9, 2005, as previously amended on the same date (the "Schedule 13D"), and is being filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"); Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"); Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"); Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"); Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"); Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"); and Columbia Avenue Capital LLC, an Oklahoma limited liability company ("CAC") (collectively, the "Filers"). The Schedule 13D relates to the common stock, par value $0.01 per share (the "Common Stock"), of Intrado, Inc., a Delaware corporation (the "Company").

Item 3.  Source and Amount of Funds or Other Consideration

     Item 3 of the Schedule 13D is hereby amended by adding thereto the following:

     Since the filing of the Schedule 13D, SCF has purchased 109,510 shares of Common Stock for $1,850,564.15 and SCOF has purchased 82,376 shares of Common Stock for $1,390,929.22. All such purchases were made from the purchasers' working capital. In each case, working capital may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

     The Filers effect purchases of securities primarily through margin accounts maintained for them with Goldman, Sachs & Co. (the "Prime Broker"), which may extend margin credit to the Filers as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the Prime Broker's credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Item 5.  Interest in Securities of the Issuer.

     (a) As of the close of business on September 30, 2005: (i) Kenneth H. Shubin Stein, MD, CFA, was the beneficial owner of 1,138,482 shares of Common Stock, which constitute in the aggregate 6.4% of the outstanding shares of Common Stock; (ii) SCM was the beneficial owner of 1,073,332 shares of Common Stock, which constitute in the aggregate 6.1% of the outstanding shares of Common Stock; (iii) SCF and SCP were the beneficial owners of 600,877 shares of Common Stock, which constitute in the aggregate 3.4% of the outstanding shares of Common Stock; (iv) SCOF and SCOP were the beneficial owners of 472,455 shares of Common Stock, which constitute in the aggregate 2.7% of the outstanding shares of Common Stock; and (v) CAC was the beneficial owner of 65,150 shares of Common Stock, which constitutes in the aggregate 0.4% of the outstanding shares of Common Stock.

     The percentages set forth above were calculated on the basis that 17,732,039 shares of Common Stock were outstanding as of August 1, 2005, as represented by the Company on its Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005.

     (b) Dr. Shubin Stein shares voting and dispositive power over 1,138,482 shares of Common Stock with SCM, SCF, SCP, SCOF, SCOP and CAC. SCM shares voting and dispositive power over 1,073,332 shares of Common Stock with SCF, SCP, SCOF and SCOP. SCF and SCP share voting and dispositive power over 600,877 shares of Common Stock with Dr. Shubin Stein, SCM and each other. SCOF and SCOP share voting and dispositive power over 472,455 shares of Common Stock with Dr. Shubin Stein, SCM and each other. CAC shares voting and dispositive power over 65,150 shares of Common Stock with Dr. Shubin Stein.

     (c) Transactions in the Common Stock by the Filers since the most recent filing on Schedule 13D are set forth in Schedule I hereto, which Schedule I is hereby incorporated by reference. All such shares were purchased in open market transactions.

     (d) The Filers have the sole right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock owned by them.

     (e) Not applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: October 3, 2005



                                 SPENCER CAPITAL MANAGEMENT, LLC

                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                      Name:  Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Authorized Signatory


                                 SPENCER CAPITAL OPPORTUNITY FUND, LP

                                 By:  SPENCER CAPITAL PARTNERS, LLC
                                      Its General Partner

                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                      Name:  Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 SPENCER CAPITAL PARTNERS, LLC

                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                      Name:  Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member





               [SIGNATURE PAGE TO AMENDMENT NO. 2 TO SCHEDULE 13D
                         WITH RESPECT TO INTRADO, INC.]

                                 SPENCER CAPITAL OFFSHORE
                                 OPPORTUNITY FUND, LTD.

                                 By:  SPENCER CAPITAL OFFSHORE
                                      PARTNERS, LLC
                                      Its Investment Manager

                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                      Name:  Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 SPENCER CAPITAL OFFSHORE PARTNERS, LLC

                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                      Name:  Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 COLUMBIA AVENUE CAPITAL LLC

                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                      Name:  Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Authorized Signatory

                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                      Kenneth H. Shubin Stein, MD, CFA





               [SIGNATURE PAGE TO AMENDMENT NO. 2 TO SCHEDULE 13D
                         WITH RESPECT TO INTRADO, INC.]

                                                                      SCHEDULE I

                            Schedule of Transactions
                            ------------------------

------- -------------------- --------- ---------------- ------------------------
Party   Type of Transaction  Date      Number of Shares Price per Share in $US*
------- -------------------- --------- ---------------- ------------------------
SCF     BUY                  9/21/2005 45,200           16.71
------- -------------------- --------- ---------------- ------------------------
SCF     BUY                  9/22/2005 45,100           16.85
------- -------------------- --------- ---------------- ------------------------
SCF     BUY                  9/29/2005 19,210           17.46
------- -------------------- --------- ---------------- ------------------------
SCOF    BUY                  9/21/2005 34,800           16.71
------- -------------------- --------- ---------------- ------------------------
SCOF    BUY                  9/22/2005 34,765           16.85
------- -------------------- --------- ---------------- ------------------------
SCOF    BUY                  9/29/2005 12,811           17.46
------- -------------------- --------- ---------------- ------------------------





* Excludes brokerage commissions.